Exhibit 10.2

Revised: March 5, 2018
Kenneth Brause

Dear Ken,

This offer letter has been updated to reflect your continued employment at and vesting schedule at your current organization and supersedes any prior agreement with OnDeck. Following are the key terms to which we have agreed:

1.	Job Title: At the commencement of your employment, your job title will be Chief Financial Officer. In this capacity, you will report to Noah Breslow, Chief Executive Officer.

2.	Starting Date: Your start date will be March 26, 2018.

3.	Compensation: Your starting base salary will be $375,000.00 annually, paid semi-monthly. You will next be eligible for consideration for a salary adjustment for March 2019.

4.	Incentive Compensation: You will receive a one-time Signing Bonus of $150,000 made payable in two installments. Based on a start date of March 26, 2018, the payments are as follows:

1.	$75,000 on or about June 29, 2018

2.	$75,000 on or about February 28, 2019

If your employment is terminated within 18 months of your start date for cause or because of voluntary resignation, you will be responsible for refunding the amounts of the Signing Bonus that have already been paid.

If terminated without cause prior to the full Signing Bonus being paid, you will be paid the amounts outlined above in full.

Your annual cash bonus target will be 80% of your base salary. Bonuses are based on achievement of personal and company performance targets to be detailed by your manager, and are paid semi-annually. Payouts in some cases can exceed your bonus target. You must be an active employee on the day bonus payments are made to be eligible for a payout. The decision to award you a bonus, and the amount of such bonus, if any, will be made in the sole and absolute discretion of the Company. For the fiscal year of 2018, you will be paid your bonus at target - $150,000 on or about March 31, 2018, and $150,000 on or about September 30, 2018.

5.
Equity Compensation: Subject to approval by the Company’s board of directors or its compensation committee, it will be recommended that you be granted an equity grant in the amount of $1,000,000. Fifty percent of the grant will be in restricted stock units covering shares of Company common stock having a “target value” of approximately $500,000. The remaining 50% will be in stock options. For purposes of the previous sentence, “target value” of a single share means the average of the closing prices of the Company’s common stock for the 30-trading day period ending on the date preceding the grant date of the RSUs. New hire RSU and option grants are subject to a four-year vesting period.

Subject to the same approval, it will be recommended that you also receive a Restricted Cash award in the amount of $500,000 that vests equally over a period of three years. This award will be subject to performance restrictions as defined by the Compensation Committee of the Board of Directors.

6.	Change in Control & Severance Agreement: You will have the same severance and change in control agreements as similarly situated executives, except for the following:

a.	If terminated without cause within 12 months of your start date, 25% of your new hire options and time based RSUs will vest.

b.	If terminated without cause within 12 months of your start date, 33% of your new hire restricted cash grant will vest at target.

The provisions set in 6(a) and 6(b) expire on the first anniversary of your start date.

7.
Employee Benefits: You will be eligible for all OnDeck employee benefits on your start date including: sick leave, medical, vision, and dental health insurance, life insurance, long-term disability insurance and business travel accident insurance. You will be entitled to vacation allowance consistent with similarly situated team members of the company. You will be eligible to participate in the OnDeck 401(k) Plan as of your start date. If you do not make an election or opt out of the plan, you will automatically be enrolled in the plan at a deferral rate of 4% approximately 60 days following your start date. You can change or stop your contribution anytime throughout the year.

All employee benefit plans, programs and policies are subject to modification and the Company may, in its sole discretion, modify and/or cease making such employee benefit plans, programs and policies available.

8.
Acknowledgements: You agree to comply with all Company policies, including the Code of Business Conduct and Ethics, Team Member Handbook, and Insider Trading Policy. You further acknowledge that at all times you shall be subject to, observe and carry out such rules, regulations, policies, directions and restrictions applicable to OnDeck.

Onboarding
Please arrive at 9:00am on your start date, unless otherwise specified by Noah.

The terms and conditions of your employment with On Deck Capital, Inc. are governed by the laws of New York and standard company policies. This means the offer of employment is contingent upon you satisfactorily meeting all pre-employment requirements including a background check and proof of your eligibility to work in the United States.

Please understand that this letter is not a contract of continuing employment. Although we hope that our business relationship will be a long and successful one, your employment with On Deck Capital, Inc. is “Employment At Will,” which means for no fixed term, and either you or the Company may terminate the employment relationship at any time and for any reason, and OnDeck may change the terms and conditions of your employment at any time. In addition, compensation packages for all OnDeck employees, including you, may change from time to time depending on the needs and priorities of the business.

Please review the terms and conditions of employment outlined in this letter and electronically sign and date the acknowledgement on the following page. You will not receive a hard copy of this letter, feel free to print this document for your records. Please note you will receive an email from Sapling to kick off your onboarding journey; this is where you will find all your new hire paperwork.

OnDeck values the unique talents each new hire brings to our organization. We look forward to welcoming you to our team, and providing you with the opportunity to grow professionally in a supporting environment. If you have any questions regarding this offer, please contact me.

Sincerely,

/s/ Lorna Hagen Chief People Officer On Deck Capital, Inc.
Acceptance of Offer

My signature below confirms acceptance of the offer of employment and my understanding of the terms and conditions associated with it. This signature also confirms that there are no oral promises associated with this offer that are not reflected in this letter. I further acknowledge that I have received, read, and agree to all pre-employment conditions and policies.

Accepted and Agreed:

/s/ Kenneth A. Brause	March 5, 2018